Exhibit 3.2

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
GLOBAL ENVIRO SOLUTIONS, INC.

We, the undersigned President and Secretary of Global Enviro Solutions, Inc., a Florida corporation (the “Corporation”), do hereby certify that the Board of Directors of said corporation, by unanimous written consent dated as of December 21st, 2009, declared the advisability of and adopted resolutions to amend the Articles of
Incorporation of the Corporation pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following Articles of Amendment to its Articles of Incorporation

Paragraph I of the Articles of Incorporation of the Corporation to be deleted and be amended to now read as follows:

NAME

The name of the corporation is:  GREEN OASIS ENVIRONMENTAL, INC.  The mailing address of the Corporation shall be 17310-106 Avenue NW, Edmonton, Alberta, Canada, T5S 1H9.

IN WITNESS HEREOF, Global Enviro Solutions, Inc. has caused the Articles of Amendment to be executed by its duly authorized Director and CEO on this 6th day of January 2009.

GLOBAL ENVIRO SOLUTIONS, INC.

By: ________________________________
Peter Margiotta; President & Director